Exhibit 99.1

Press Release

Clean Harbors Announces Record Revenue and Profitability for the Second Quarter 2006

Company Exceeds Revenue and EBITDA Guidance

Norwell, MA – August 8, 2006 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the second quarter and six months ended June 30, 2006.

For the second quarter of 2006, Clean Harbors reported a $25.7 million increase in revenue to $199.6 million, up 15 percent from $173.9 million reported in the second quarter of 2005.  Income from operations rose 24% to $17.8 million from $14.4 million in the second quarter of 2005.  Net income attributable to common stockholders was $11.3 million, or $0.55 per diluted share, for the second quarter of 2006.  This compares with $7.3 million, or $0.43 per diluted share, in the same period of 2005.

EBITDA (see description below) increased 17 percent to $28.3 million in the second quarter of 2006, from $24.2 million for the quarter ended June 30, 2005.

Comments on the Second Quarter

“Clean Harbors delivered a record-setting performance in the second quarter,” stated Alan S. McKim, Chairman and Chief Executive Officer.  “We surpassed our revenue and EBITDA guidance through a combination of targeted growth initiatives and a continued focus on cost containment.  Our top-line grew by 15% year-over-year as a result of steady execution in both our Technical Services and Site Services businesses.  We increased our EBITDA margin to 14.2 percent in the quarter despite one-time expenses related to the move of our corporate headquarters to Norwell and costs associated with the proposed acquisition of Teris L.L.C.”

“Within Technical Services, our ability to win large-scale facility projects drove substantial volumes to our disposal facilities,” McKim said. “Utilization at our incineration facilities, which includes the expansion we recently implemented at our Deer Park location, was greater than 90 percent.  Our momentum in the quarter was even more evident in our landfill business, where volumes increased more than 75% from the same period in 2005.”

“Site Services also was a key contributor in the quarter,”  McKim said.  “Along with a steady performance from our branch office locations, we secured approximately $3 million from several small-scale emergency response projects, and $800,000 from residual emergency response work related to the Gulf Coast hurricanes.”

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Non-GAAP Second-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the second quarter and first six months of 2006 and 2005 (in thousands):

	For the three months ended:		For the six months ended:
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net income (loss)	$11,372	$7,371	$14,777	$12,212
Accretion of environmental liabilities	2,543	2,616	5,053	5,250
Depreciation and amortization	7,954	7,145	15,233	14,354
Loss on early extinguishment of debt	—	—	8,290	—
Interest expense, net	2,876	5,946	6,049	11,907
Provision for income taxes	3,469	981	4,164	1,013
Other (income) expense	132	109	162	(510)
EBITDA	$28,346	$24,168	$53,128	$44,226

Business Outlook and Financial Guidance

“We enter the second half of 2006 with significant momentum in several areas of our business,” McKim said.  “We have a healthy pipeline of large-scale projects to feed our disposal facilities.  Within Site Services, the strength of the Clean Harbors’ brand continues to grow based on our responsiveness, reliability and extensive  portfolio of service offerings.  We expect to add two branch locations in the third quarter to support our organic growth.  On the cost side, we will continue to pursue our ongoing cost-reduction initiatives, including our focus on internalizing transportation and utilizing our rail assets.”

Based on its second-quarter results and current market conditions, the Company expects revenues for the third quarter of 2006 to be in a range of $190 million to $195 million, and EBITDA to be in the range of $28 million to $30 million.  This guidance does not include any contribution from the proposed Teris acquisition.

Teris Acquisition

In early May, Clean Harbors announced it had signed a definitive agreement to acquire Teris L.L.C., an environmental services company based in Dallas, Texas with an incinerator in El Dorado, Arkansas and a transportation, storage and disposal facility in Wilmington, California.  Under the terms of the agreement, Clean Harbors will acquire all of the membership interests in Teris for approximately $52.7 million in cash from SITA U.S.A., Inc., a subsidiary of Suez Environnement, S.A., a French corporation.  Clean Harbors plans to fund the purchase price from existing cash and a term loan under its existing credit agreement.  The acquisition is subject to customary closing conditions, and Clean Harbors currently expects the acquisition to close during the third quarter.

“Following the closing of the transaction, we will immediately begin the integration process, which we expect to complete by year-end,” concluded McKim. “We are excited about this acquisition as Teris’ operations are an ideal complement to our existing network of disposal facilities.”

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today, Tuesday, August 8 at 9:00 a.m. (ET).  Investors who want to hear a webcast of the call should log onto www.cleanharbors.com and select “Investor Relations.”  In addition, if you are unable to listen to the live webcast, the call will be archived on the investor section of the website.

Those who wish to listen to the second-quarter conference call webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing (800) 289-0494 or (913) 981-5520 (confirmation code: 8892444) prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to more than 45,000 customers, comprising more than 175 Fortune 500 companies, thousands of smaller private entities and numerous governmental agencies.  Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to close its announced acquisition of Teris in a timely fashion, if at all, and successfully integrate its operations and assets into its existing network of services and disposal facilities;

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD acquisition;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781-792-5100	781-792-5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.

617-542-5300

clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	For the three months ended:		For the six months ended:
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Revenues	$199,562	$173,910	$384,057	$338,876
Cost of revenues	135,964	124,434	267,322	244,981
Selling, general and administrative expenses	35,252	25,308	63,607	49,669
Accretion of environmental liabilities	2,543	2,616	5,053	5,250
Depreciation and amortization	7,954	7,145	15,233	14,354
Income from operations	17,849	14,407	32,842	24,622
Other income (expense)	(132)	(109)	(162)	510
Loss on early extinguishment of debt			(8,290)
Interest (expense), net	(2,876)	(5,946)	(6,049)	(11,907)
Income before provision for income taxes	14,841	8,352	18,341	13,225
Provision for income taxes	3,469	981	4,164	1,013
Net income	11,372	7,371	14,177	12,212
Redemption of Series C Preferred Stock, dividends on Series B and C Preferred Stocks and accretion on Series C Preferred Stock	69	70	138	140
Net income attributable to common stockholders	$11,303	$7,301	$14,039	$12,072

Earnings per share:
Basic income attributable to common stockholders	$0.58	$0.48	$0.72	$0.81
Diluted income attributable to common stockholders	$0.55	$0.43	$0.69	$0.71

Weighted average common shares outstanding	19,495	15,213	19,441	14,913
Weighted average common shares outstanding plus potentially dilutive common shares	20,549	17,253	20,518	17,142

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
ASSETS
(in thousands)

	(Unaudited)
	June 30,	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$79,918	$132,449
Restricted cash	—	3,469
Marketable securities	11,750	—
Accounts receivable, net	145,197	147,659
Unbilled accounts receivable	9,649	7,049
Deferred costs	5,267	4,937
Prepaid expenses and other current assets	8,975	6,411
Supplies inventories	12,585	12,723
Deferred tax assets	229	219
Income tax receivable	673	1,462
Properties held for sale	8,236	7,670
Total current assets	282,479	324,048

Property, plant and equipment, net	188,884	178,524

Other assets:
Deferred financing costs	7,098	9,508
Goodwill	19,032	19,032
Permits and other intangibles, net	76,970	77,803
Deferred tax assets	794	1,715
Other	3,022	3,734
	106,916	111,792
Total assets	$578,279	$614,364

CLEAN HARBORS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’EQUITY
(in thousands)

	(Unaudited)
	June 30,	December 31,
	2006	2005
Current liabilities:
Uncashed checks	$3,219	$7,982
Current portion of long-term debt	—	52,500
Current portion of capital lease obligations	1,733	1,893
Accounts payable	74,295	71,372
Accrued disposal costs	2,990	3,109
Deferred revenue	23,226	21,784
Other accrued expenses	44,854	49,779
Current portion of closure, post-closure and remedial liabilities	14,266	10,817
Income taxes payable	3,447	4,458
Total current liabilities	168,030	223,694
Other liabilities:
Closure and post-closure liabilities, less current portion	21,019	20,728
Remedial liabilities, less current portion	136,840	139,144
Long-term obligations, less current maturities	96,432	95,790
Capital lease obligations, less current portion	3,234	4,108
Other long-term liabilities	15,628	14,417
Accrued pension cost	685	825
Total other liabilities	273,838	275,012
Total stockholders’ equity, net	136,411	115,658
Total liabilities and stockholders’ equity	$578,279	$614,364